Exhibit 99.3

FOR IMMEDIATE RELEASE MAY 20, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
OF OFFERING OF $800 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MAY 20, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced public offering of $800 million aggregate principal amount of senior notes due 2018, which will carry an interest rate of 7.25% per annum.  The senior notes were priced at 100% of par.  Chesapeake expects the issuance and delivery of the senior notes to occur on May 27, 2008, subject to customary closing conditions.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from the concurrent public offering of contingent convertible senior notes, to fund the redemption of its 7.75% Senior Notes due 2015, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

The senior notes were offered pursuant to a registration statement filed on May 19, 2008 with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

Credit Suisse, Banc of America Securities LLC, Deutsche Bank Securities, Lehman Brothers and RBS Greenwich Capital acted as joint book-running managers for the senior notes offering. Copies of the prospectus supplement relating to the offering may be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037.  An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.